Exhibit 10.1
AMENDMENT NO. 1
TO
OFFER LETTER
This Amendment No. 1 to Offer Letter (the “Amendment”) is entered into as of May 3, 2018, by and between Menlo Therapeutics Inc., a Delaware corporation (the “Company”) and Steven Basta (“Executive”).
R E C I T A L S
WHEREAS, the Company and Executive have entered into that certain Offer Letter, dated as of August 17, 2015, (as amended from time to time, the “Agreement”); and
WHEREAS, the Company and Executive desire to amend the Agreement as provided herein.
NOW, THEREFORE, for good and valuable consideration, receipt of which is hereby acknowledged, the Company and Executive hereby agree to amend the Agreement as follows:
A M E N D M E N T
1.Amendment. The paragraph titled “At-Will Employment; Severance” is hereby amended and restated to read as follows:
“The Company is an “at-will” employer. Accordingly, either you or the Company may terminate the employment relationship at any time, with or without advance notice, and with or without cause. Upon any termination of your employment, you will be deemed to have resigned, and you hereby resign, from the Company’s Board of Directors and from all offices and directorships then held with the Company or any subsidiary. In the event the Company terminates your employment without Cause, or you terminate your employment for Good Reason, you will be eligible to receive (i) an amount equal to the base salary that would have been earned during the Severance Period (defined below) in one lump sum, (ii) continuation of your Health Insurance Benefits during the Severance Period, and (iii) accelerated vesting with respect to the number of shares underlying any equity incentives or options that are subject to vesting and that would have otherwise vested during the Severance Period had you remained an employee of the Company (collectively, “Severance Benefits”). For the purposes hereof, the “Severance Period” will equal twelve (12) months.
Upon a termination of your employment by the Company without Cause or by you for Good Reason during the three (3) months before and twelve (12) month period following a Change in Control (as defined in the 2018 Omnibus Incentive Plan), you will receive a lump-sum payment in cash equal to: 18 months’ base salary and up to 18 months’ annual bonus (pro-rated monthly for any partial year and measured at “target” achievement), and, if you elect to continue coverage under COBRA, subject to your compliance with the provisions of this Agreement, the Company will pay the premiums for such coverage for 18 months following the termination of employment (collectively, “Change in Control Severance Benefits”). Your eligibility for these Severance Benefits and Change in Control Severance Benefits is conditioned upon your execution of a release of claims in a form provided by the Company with a general release of claims as set forth in Exhibit A (the “Release”) within forty-five (45) days following your termination date and your non-revocation of the Release during any applicable statutory revocation period. If you comply with these conditions, the Severance payments will commence on the sixtieth (60th) day following your termination date.”
2.Terms of Agreement. Except as expressly modified hereby, all terms, conditions and provisions of the Agreement shall continue in full force and effect.
3.Conflicting Terms. In the event of any inconsistency or conflict between the Agreement and this Amendment, the terms, conditions and provisions of this Amendment shall govern and control.
4.Entire Agreement. This Amendment and the Agreement constitute the entire and exclusive agreement between the parties with respect to the subject matter hereof. All previous discussions and agreements with respect to this subject matter are superseded by the Agreement and this Amendment. This Amendment may be executed in counterparts, each of which shall be an original and both of which taken together shall constitute one and the same instrument. This Amendment may be executed and delivered by facsimile and, upon such delivery, the facsimile shall be deemed to have the same effect as if the original signature had been delivered to the other party.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to Offer Letter to be executed by their duly authorized representatives, effective as of the date first written above.

COMPANY: Menlo Therapeutics Inc., a Delaware corporation	EXECUTIVE: Steven Basta
By: /s/ Kristine Ball Name: Kristine Ball Title: Senior Vice President, Corporate Strategy and Chief Financial Officer	By: /s/ Steven Basta Steven Basta

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